Exhibit (h)(iv)

                           FORM OF AMENDMENT NO. 3 TO
                            ADMINISTRATION AGREEMENT

         THIS AMENDMENT NO. 3 TO ADMINISTRATION AGREEMENT (this "Amendment"), effective as of July __, 2010 (the "Amendment Effective Date"), is between and among The Arbitrage Funds, a Delaware business trust ("Trust") and SEI Investments Global Funds Services (hereinafter referred to as the
"Administrator").

         WHEREAS, the Trust and the Administrator entered into an Administration Agreement (the "Agreement") made as of May 17, 2005, as subsequently amended, pursuant to which, among other things, Administrator agreed to provide certain administration services with respect to the Trust;

         WHEREAS, the parties hereto desire to amend the Agreement on the terms and subject to the conditions provided herein.

         NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto agree as follows:

1. Schedule B. Schedule B to the Agreement is hereby deleted and replaced in its entirety as set forth in Exhibit I hereto.

2. Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Amendment will become effective when duly executed by each party hereto.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act (as defined in the Agreement) without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.



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IN WITNESS WHEREOF this Agreement has been entered into as of the day and year first above written.


                                 ADMINISTRATOR:

                                 SEI INVESTMENTS GLOBAL FUNDS SERVICES

                                 By:  __________________________________________
                                 Name:
                                 Title:


                                 FUND:

                                 THE ARBITRAGE FUNDS


                                 By:  __________________________________________
                                 Name:
                                 Title:








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                                    EXHIBIT I

                                   SCHEDULE B
                         TO THE ADMINISTRATION AGREEMENT
                            DATED AS OF July __, 2010
                                     BETWEEN
                               THE ARBITRAGE FUNDS
                                       AND
                      SEI INVESTMENTS GLOBAL FUNDS SERVICES

Portfolios:       This Agreement  shall apply with respect to all  Portfolios of the Trust,  either now existing or in the future  created.
                  The following is a listing of the current portfolios of the Trust (each a "Portfolio" and collectively, the "Portfolios"):

                  The Arbitrage Fund, Class I and Class R
                  The Arbitrage Event Driven Fund, Class I and Class R

Term: This Agreement shall become effective on August 31, 2005 and shall remain in effect through August 31, 2008 ("Initial Term") and, thereafter, for successive terms of 3 year(s) each (each a "Renewal Term"), unless and until this Agreement is terminated in accordance with the provisions of Article 6 hereof.

Fees: Pursuant to Article 4, Trust shall pay the Administrator the following fees, at the annual rate set forth below calculated based upon the aggregate average daily net assets of the applicable Portfolio of the Trust::

                  The Arbitrage Fund:

                  Asset Based Fees:

                  10 basis points on the first $250 million in net assets 9.5 basis points on the next $250 million in net assets 8 basis points on net assets over $500 million

                  Minimum Fees:

                  During the Initial Term, the Trust shall pay Administrator a minimum annual fee of $150,000 for the Portfolio and 2 classes in existence as of the effective date of this Agreement.

                  During the first Renewal Term, the Trust shall pay Administrator a minimum annual fee of $200,000 for the period beginning September 1, 2008 and ending August 30, 2009 as applicable to the one Portfolio and 2 classes in existence as of the September 1, 2008

                  For the each successive annual period for the remainder of the first Renewal Term and any additional Renewal Term, the annual minimum fee will be $225,000. The minimum annual fee shall be increased $150,000 for each Portfolio created after the effective date of this Agreement. In addition, the minimum fee shall be increased $15,000 for each new class added to a Portfolio of the Trust after the effective date of this Agreement, as well as for each class in excess of 2 for any new Portfolio added after the effective date of this Agreement.

                  Miscellaneous Fees:

                  Trust acknowledges and agrees that Administrator reserves the right to impose a five percent (5%) per annum surcharge on a Portfolio basis against the Portfolios in the event the Funds have not implemented by the first anniversary of this Agreement an automated trade ticket process with Administrator to facilitate the orderly and timely processing of Portfolio transactions, valuations and reconciliations.

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                  The Arbitrage Event Driven Fund:

                  Asset Based Fees:
                  8.0 basis points on first $300 million in average net assets
                  7.5 basis points on average net assets between $300 million and $800 million 6 basis points on average net assets greater than $800 million

                  Minimum Fees:
                  Additional minimum fee $150,000 waived




                               [END OF SCHEDULE B]